Exhibit 99

Laurice Simmonds-Wilson Employment Agreement Modified Exhibit “A”

Terms:

o	The position can be executed from our corporate office location, with the ability to work remotely being granted based upon a case-by-case basis.
o	Annual Compensation starts at $60,000; until such time that RAI is fiscally viable enough to increase pay to a renegotiated amount (somewhere near industry standard). Inconsideration for accepting minimum salary, 1,000,000 shares are being provided effective May 8, 2018 and will be distributed as followed:

o	1,000,000 in RAI Class A, Common Stock to be vested as follows:
o	200,000 Class A, Common Stock to issued upon the successful completion of the 90-Day Probationary Period
o	200,000 Class A, Common Stock to issued Q3, 2018
o	200,000 Class A, Common Stock to issued Q4, 2018
o	200,000 Class A, Common Stock to issued Q1, 2019
o	200,000 Class A, Common Stock to issued Q2, 2019

o	Quarterly and Year End Bonuses will be based on performance.
o	Work space/office, at corporate headquarters to be included.
o	Employee benefits structure TBA in Q2, 2018 (no cash value equivalent).
o	A 2.0% success fee from the any SBA loans that she obtains for RAI.
o	10% discount on all future acquisition of RAI stock (for a period of 10 years).

Other Docs:

Please expect the following document to be emailed separately from our legal department:

•	Employment Agreement
•	Non-Disclosure Agreement

Please expect the following document to be emailed separately from our finance department:

•	Payroll Docs

Job Description:

General Overview

The primary goal of the Chief Financial Officer (CFO) is to protect RAI’s revenues and profits, and to achieve full financial control and sustainable growth, by performing risk management and planning the organization’s financial strategy. The CFO is responsible for financial planning, risk analysis, record-keeping, data analysis, as well as financial reporting to the executive team, stakeholders and compliance entities.

The CFO supervises the finance department, and is the chief financial spokesperson for RAI.

•	The CFO reports directly to the CEO.

•	The CFO assists the COO on operational best practices, such as strategic and tactical matters as they relate to budget management, cost–benefit analysis, forecasting needs, etc.
•	The CFO works with the CIO to determine investment strategies by considering cash and liquidity risks.
•	The CFO works with the CPO to set up and oversee the company’s finance IT system, as it relates to all programs.
•	The CFO works with the CCO to craft messaging for stakeholders, as it relates to RAI’s financials.

There are three major components to the CFO position:

•	Controllership duties: CFO is responsible for presenting and reporting accurate and timely historical financial information for Randolph Acquisitions, Inc.

•	Treasury duties: The CFO is responsible for the company's present financial condition. The CFO oversees the capital structure of the company, determining the best mix of debt, equity and internal financing. The CFO must be able to address the issues surrounding capital structure .

•	Economic strategy and forecasting: The CFO identifies and reports what areas in the company are most efficient and how RAI can capitalize on this information. This aspect includes economic forecasting and modeling - predicting (given multiple scenarios) the best way to ensure RAI’s success in the future.

Specific Duties & Responsibilities

Planning

•	Drive the company’s financial planning
•	Assist in formulating the company's future direction and supporting tactical initiatives
•	Monitor and direct the implementation of strategic business plans
•	Develop financial and tax strategies
•	Manage the capital request and budgeting processes
•	Develop performance measures that support the company's strategic direction

Operations

•	Participate in key decisions as a member of the executive management team
•	Maintain in-depth relations with all members of the management team
•	Manage the accounting, human resources, investor relations, legal, tax, and treasury departments
•	Oversee the financial operations of subsidiary companies and foreign operations
•	Manage any third parties to which accounting or finance functions have been outsourced
•	Oversee the company's transaction processing systems
•	Implement operational best practices
•	Perform risk management by analyzing the organization’s liabilities and investments
•	Oversee employee benefit plans, with particular emphasis on maximizing a cost-effective benefits package
•	Manage vendor relationships
•	Supervise acquisition due diligence and negotiate acquisitions

Financial Information

•	Oversee the issuance of financial information
•	Personally review and approve all Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission
•	Report financial results to the board of directors

Risk Management

•	Understand and mitigate key elements of the company's risk profile
•	Monitor all open legal issues involving the company, and legal issues affecting the industry
•	Construct and monitor reliable control systems
•	Maintain appropriate insurance coverage
•	Ensure that the company complies with all legal and regulatory requirements
•	Ensure that record keeping meets the requirements of auditors and government agencies
•	Report risk issues to the audit committee of the board of directors
•	Maintain relations with external auditors and investigate their findings and recommendations

Funding

•	Monitor cash balances and cash forecasts
•	Arrange for debt and equity financing
•	Invest funds
•	Invest pension funds

Dealing with Third Parties

•	Participate in conference calls with the investment community
•	Maintain banking relationships
•	Represent the company with investment bankers and investors

Desired Qualifications

The Chief Financial Officer should have a master's degree in accounting or business administration, or equivalent business experience and 10+ years of progressively responsible experience for a major company or division of a large corporation. Should have experience in partnering with an executive team, and have a high level of written and oral communication skills. Preference will be given to candid ates with an MBA in Finance and the Certified Public Accountant or Certified Management Accountant designations.

Working Conditions

The Chief Financial Officer will work in an office environment. Some travel may be necessary.

/s/ Richard Randolph	7/19/2018	/s/ Laurice Simmonds-Wilson	7/20/2018
Richard Randolph	Date	Laurice Simmonds-Wilson	Date